Filed Pursuant to Rule 424(b)(3)

File Number 333-128371

215,000 Shares

of

Common Stock

This prospectus relates to the sale, from time to time, of up to 215,000 shares of our common stock, without par value, by Reliance Trust Company, as trustee of the trust created in connection with the Kulicke and Soffa Industries, Inc. Defined Non-Contributory Retirement Income Plan, which we refer to as the pension plan. The shares of our common stock have been contributed and issued by us to the trust to fund certain obligations to the pension plan. The common stock will be sold by the trustee for the account of the trust. The shares of our common stock offered by this prospectus are sometimes referred to as the “securities.”

The common stock may be offered and sold by the trustee from time to time directly or through broker-dealers. The common stock may be sold in one or more transactions at market prices prevailing at the time of sale or at prices determined on a negotiated or competitive bid basis. See “Plan of Distribution.” We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus and will bear all expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Our common stock is traded on the Nasdaq National Market under the symbol “KLIC.” On September 22, 2005, the last reported sale price of our common stock was $7.10 per share.

Investing in the common stock offered hereby involves risks. See “ Risk Factors” beginning on page 3 of this prospectus.

Our principal executive offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090 and our telephone number is (215) 784-6000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 23, 2005

About this Prospectus

All references in this prospectus to “Kulicke & Soffa,” the “company,” “our,” “us” and “we” refer to Kulicke and Soffa Industries, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the trustee have taken any action that would permit the trustee to publicly sell our common stock in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about, and comply with any restrictions pertaining to, the offering of the securities and the distribution of this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the common stock, including the merits and risks involved.

We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus, including the information incorporated by reference into this prospectus, contains statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor provisions created by statute. These forward-looking statements include, but are not limited to, statements that relate to our future revenue, operating expenses, amortization expenses, gross margins, working capital needs, liquidity and capital requirements, cash flows and cash reserves, and to our product development, demand forecasts, competitiveness and the benefits expected as a result of:

•	the projected growth rates in the overall semiconductor industry, the semiconductor assembly equipment market, and the market for semiconductor packaging materials and test solutions;

•	the successful operation of our existing test business, development and introduction of new test products and our test business’s expected growth rate;

•	cost reduction initiatives, including workforce reductions, consolidation of operations and transfer of manufacturing capacity to China; and

•	the projected continuing demand for wire bonders.

Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “goal,” “continue,” and “believe,” or the negative of or other variations on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements contained in or incorporated by reference into this prospectus, whether as a result of new information, future events or otherwise.

Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference into this prospectus. In addition, other risks and uncertainties not presently known to us or that we currently consider less significant could affect the accuracy of our forward-looking statements. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans or objectives or projected financial results referred to in any forward-looking statements.

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SUMMARY

This summary contains basic information about us and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the other documents included in or incorporated by reference into this prospectus, before making an investment decision.

We design, manufacture and market capital equipment, packaging materials and test interconnect products as well as service, maintain, repair and upgrade equipment, all used to assemble and/or test semiconductor devices. We are currently the world’s leading supplier of semiconductor wire bonding assembly equipment, according to VLSI Research, Inc. Our business is currently divided into three product segments:

•	equipment;

•	packaging materials; and

•	wafer and package test interconnect products.

We believe we are the only major supplier to the semiconductor assembly industry that can provide customers with semiconductor wire bonding equipment along with the complementary packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. We believe that the ability to control all of these assembly related products provides us with a significant competitive advantage and should allow us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices.

Kulicke and Soffa Industries, Inc. was incorporated in Pennsylvania in 1956. Our principal offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090 and our telephone number is (215) 784-6000. We maintain a website with the address www.kns.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

The Offering

Issuer	Kulicke and Soffa Industries, Inc.

Securities Offered	215,000 shares of our common stock, without par value.

Pension Plan	The common stock is being offered by this prospectus for the account of a trust that was formed in January 1987 to allow us to fund our obligations under the pension plan. We authorized the issuance of 215,000 shares of our common stock to be contributed to the trust to meet certain of our obligations to the pension plan. Reliance Trust Company is trustee of the pension plan. A committee, consisting of officers and employees of our company, currently administers the pension plan.

Use of Proceeds	We will not receive any proceeds from the sale of our common stock offered by this prospectus. The proceeds will be retained by the trust to fund the pension plan’s future obligations to participants.

Plan of Distribution	The common stock may be offered and sold by the trustee from time to time directly or through broker-dealers. The common stock may be sold in one or more transactions at market prices prevailing at the time of sale or at prices determined on a negotiated or competitive bid basis. See “Plan of Distribution.”

Listing of Common Stock	Our common stock is listed on the Nasdaq National Market under the symbol “KLIC.”

Risk Factors	Investing in the common stock involves risks. See “Risk Factors” and the other information contained elsewhere in, or incorporated by reference into, this prospectus for a description of certain risks you should consider before making an investment decision.

RISK FACTORS

You should carefully consider all of the information contained in this prospectus and the financial statements and other documents summarized in or incorporated by reference into this prospectus, including the risks described below, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations.

Our business, financial condition, or results of operations could be materially, adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Business

The semiconductor industry is volatile with sharp periodic downturns and slowdowns

Our operating results are significantly affected by the capital expenditures of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems. Expenditures by semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems depend on the current and anticipated market demand for semiconductors and products that use semiconductors, including personal computers, telecommunications equipment, consumer electronics, and automotive goods. Significant downturns in the market for semiconductor devices or in general economic conditions reduce demand for our products and materially and adversely affect our business, financial condition and operating results.

Historically, the semiconductor industry has been volatile, with periods of rapid growth followed by industry-wide retrenchment. These periodic downturns and slowdowns have adversely affected our business, financial condition and operating results. They have been characterized by, among other things, diminished product demand, excess production capacity, and accelerated erosion of selling prices. These downturns historically have severely and negatively affected the industry’s demand for capital equipment, including the assembly equipment, the packaging materials and test solutions that we sell.

Revenue for the second fiscal quarter of 2005 was 7.3% higher than first fiscal quarter of 2005 revenue. Revenue for the third fiscal quarter of 2005 was 10.8% higher than the second quarter. We expect incremental revenue growth in the fourth fiscal quarter of 2005, which is consistent with our view that the semiconductor assembly industry is in the early stages of a recovery. There can be no assurances regarding the strength or duration of any recovery. There can be no assurances regarding levels of demand for our products, and in any case, we believe the historical volatility – both upward and downward – will persist.

We may experience increasing price pressure

Our historical business strategy for many of our products has focused on product performance and customer service rather than on price. The length and severity of the fiscal 2001 – fiscal 2003 economic downturn increased cost pressure on our customers and we have observed increasing price sensitivity on their part. In response, we are actively seeking to reduce our cost structure by moving operations to lower cost areas and by reducing other operating costs. If we are unable to realize prices that allow us to continue to compete on the basis of performance and service, our financial condition and operating results may be materially and adversely affected.

Our quarterly operating results fluctuate significantly and may continue to do so in the future

In the past, our quarterly operating results have fluctuated significantly; we expect that they will continue to fluctuate. Although these fluctuations are partly due to the volatile nature of the semiconductor industry, they also reflect other factors, many of which are outside of our control.

Some of the factors that may cause our revenues and/or operating margins to fluctuate significantly from period to period are:

•	market downturns;

•	the mix of products that we sell because, for example:

•	our test business has lower margins than assembly equipment and packaging materials;

•	some lines of equipment within our business segments are more profitable than others; and

•	some sales arrangements have higher margins than others;

•	the volume and timing of orders for our products and any order postponements;

•	virtually all of our orders are subject to cancellation, deferral or rescheduling by the customer without prior notice and with limited or no penalties;

•	changes in our pricing, or that of our competitors;

•	higher than anticipated costs of development or production of new equipment models;

•	the availability and cost of the components for our products;

•	unanticipated delays in the development and manufacture of our new products and upgraded versions of our products and market acceptance of these products when introduced;

•	customers’ delay in purchasing our products due to customer anticipation that we or our competitors may introduce new or upgraded products; and

•	our competitors’ introduction of new products.

Many of our expenses, such as research and development, selling, general and administrative expenses and interest expense, do not vary directly with our net sales. Our research and development efforts include long-term projects lasting a year or more, which require significant investments. In order to realize the benefits of these projects, we believe that we must continue to fund them during periods when our net sales have declined. As a result, a decline in our net sales would adversely affect our operating results. In addition, if we were to incur additional expenses in a quarter in which we did not experience comparable increased net sales, our operating results would decline. In a downturn, we may have excess inventory, which is required to be written off. Some of the other factors that may cause our expenses to fluctuate from period-to-period include:

•	the timing and extent of our research and development efforts;

•	severance, resizing and other costs of relocating facilities;

•	inventory write-offs due to obsolescence; and

•	inflationary increases in the cost of labor or materials.

Because our revenues and operating results are volatile and difficult to predict, we believe that consecutive period-to-period comparisons of our operating results may not be a good indication of our future performance.

We may not be able to rapidly develop, manufacture and gain market acceptance of new and enhanced products required to maintain or expand our business

We believe that our continued success depends on our ability to continuously develop and manufacture new products and product enhancements on a timely and cost-effective basis. We must timely introduce these products and product enhancements into the market in response to customers’ demands for higher performance assembly equipment, leading-edge materials and for test solutions customized to address rapid technological advances in integrated circuits and capital equipment designs. Our competitors may develop new products or enhancements to their products that offer performance, features and lower prices that may render our products less competitive. The development and commercialization of new products requires significant capital expenditures over an extended period of time, and some products that we seek to develop may never become profitable. In addition, we may not be able to develop and introduce products incorporating new technologies in a timely manner that will satisfy our customers’ future needs or achieve market acceptance.

Most of our sales and a substantial portion of our manufacturing operations are located outside of the United States, and we rely on independent foreign distribution channels for certain product lines; all of which subject us to risks, including risks from changes in trade regulations, currency fluctuations, political instability and war

Approximately 85% of our net sales for the nine months ending June 30, 2005, 87% of our net sales for fiscal 2004 and 80% of our net sales for fiscal 2003 were to customers located outside of the United States, in particular to customers located in the Asia/Pacific region. We expect this trend to continue. Thus, our future performance will depend, in significant part, on our ability to continue to compete in foreign markets, particularly in the Asia/Pacific region. These economies have been highly volatile, resulting in significant fluctuation in local currencies, and political and economic instability. These conditions may continue or worsen, which may materially and adversely affect our business, financial condition and operating results.

We also rely on non-United States suppliers for materials and components used in our products, and most of our manufacturing operations are located in countries other than the United States. We manufacture our automatic ball bonders and bonding wire in Singapore, we manufacture capillaries in Israel and China, bonding wire in Switzerland, test products in Taiwan, China and France, and we have sales, service and support personnel in China, Hong Kong, Japan, Korea, Malaysia, the Philippines, Singapore, Taiwan and Europe. We also rely on independent foreign distribution channels for certain of our product lines. As a result, a major portion of our business is subject to the risks associated with international, and particularly Asia/Pacific, commerce, such as:

•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	seizure of our foreign assets, including cash;

•	longer payment cycles in foreign markets;

•	international exchange restrictions;

•	restrictions on the repatriation of our assets, including cash;

•	the difficulties of staffing and managing dispersed international operations;

•	significant foreign and United States taxes on repatriated cash;

•	possible disagreements with tax authorities regarding transfer pricing regulations;

•	episodic events outside our control such as, for example, the outbreak of Severe Acute Respiratory Syndrome or influenza;

•	tariff and currency fluctuations;

•	changing political conditions;

•	labor conditions and costs;

•	foreign governments’ monetary policies and regulatory requirements;

•	less protective foreign intellectual property laws; and

•	legal systems which are less developed and which may be less predictable than those in the United States.

Because most of our foreign sales are denominated in United States dollars, an increase in value of the United States dollar against foreign currencies, particularly the Japanese yen, will make our products more expensive than those offered by some of our foreign competitors. Our ability to compete overseas in the future may be materially and adversely affected by a strengthening of the United States dollar against foreign currencies.

Our international operations also depend upon favorable trade relations between the United States and those foreign countries in which our customers, subcontractors, and materials suppliers have operations. A protectionist trade environment in either the United States or those foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, may materially and adversely affect our ability to sell our products in foreign markets.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows

Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures could have a material adverse impact on our financial results and cash flows. Historically, our primary exposures have related to (net) receivables denominated in currencies other than a foreign subsidiaries’ functional currency, and remeasurement of our foreign subsidiaries’ net monetary assets from the subsidiaries’ local currency into the subsidiaries’ functional currency (the U.S. dollar). In general, an increase in the value of the U.S. dollar could require certain of our foreign subsidiaries to record translation and remeasurement gains. Conversely, a decrease in the value of the U.S. dollar could require certain of our foreign subsidiaries to record losses on translation and remeasurement. An increase in the value of the dollar could increase the cost to our customers of our products in those markets outside the United States where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials. An increase in the value of China’s yuan could increase our labor costs and other operating expenses in China. Although we currently do not enter into foreign exchange forward contracts or other instruments designed to minimize the short-term impact of foreign currency fluctuations on our business, our Board of Directors has granted management limited authority to do so. In the future, we may enter into such instruments or other arrangements. Our attempts to hedge against these risks may not be successful and may result in a material adverse impact on our financial results and cash flows.

We may not be able to consolidate manufacturing facilities without incurring unanticipated costs and disruptions to our business

In an effort to further reduce our cost structure, we are closing some of our manufacturing facilities and expanding others. We may incur significant and unexpected costs, delays and disruptions to our business during this consolidation process. Because of unanticipated events, including the actions of governments, employees or customers, we may not realize the synergies, cost reductions and other benefits of any consolidation to the extent or within the timeframe that we currently expect.

Our business depends on attracting and retaining management, marketing and technical employees

Our future success depends on our ability to hire and retain qualified management, marketing and technical employees. In particular, we periodically experience shortages of technical personnel. If we are unable to continue to attract and retain the managerial, marketing and technical personnel we require, our business, financial condition and operating results could be materially and adversely affected.

Difficulties in forecasting demand for our product lines may lead to periodic inventory shortages or excesses

We typically operate our business with a relatively short backlog. As a result, we sometimes experience inventory shortages or excesses. We generally order supplies and otherwise plan our production based on internal forecasts of demand. We have in the past, and may again in the future, fail to forecast accurately demand for our products, in terms of both volume and configuration for either our current or next-generation wire bonders. This has led to and may in the future lead to delays in product shipments or, alternatively, an increased risk of inventory obsolescence. If we fail to forecast accurately demand for our products, including assembly equipment, packaging materials and test solutions, our business, financial condition and operating results may be materially and adversely affected.

Advanced packaging technologies other than wire bonding may render some of our products obsolete

Advanced packaging technologies have emerged that may improve device performance or reduce the size of an integrated circuit package, as compared to traditional die and wire bonding. These technologies include flip chip and chip scale packaging. Some of these advanced technologies eliminate the need for wires to establish the electrical connection between a die and its package. The semiconductor industry may, in the future, shift a significant part of its volume into advanced packaging technologies, such as those discussed above, which do not employ our products. If a significant shift to advanced packaging technologies were to occur, demand for our wire bonders and related packaging materials may be materially and adversely affected.

Because a small number of customers account for most of our sales, our revenues could decline if we lose a significant customer

The semiconductor manufacturing industry is highly concentrated, with a relatively small number of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems purchasing a substantial portion of our semiconductor assembly equipment, packaging materials and test solutions. Sales to a relatively small number of customers account for a significant percentage of our net sales. In the nine months ending June 30, 2005, and for fiscal 2004 and fiscal 2003, sales to Advanced Semiconductor Engineering, our largest customer, accounted for 13%, 17% and 13%, respectively, of our net sales.

We expect that sales of our products to a small number of customers will continue to account for a high percentage of our net sales for the foreseeable future. Thus, our business success depends on our ability to maintain strong relationships with our important customers. Any one of a number of factors could adversely affect these relationships. If, for example, during periods of escalating demand for our equipment, we were unable to add inventory and production capacity quickly enough to meet the needs of our customers, they may turn to other suppliers making it more difficult for us to retain their business. Similarly, if we are unable for any other reason to meet production or delivery schedules, particularly during a period of escalating demand, our relationships with our key customers could be adversely affected. If we lose orders from a significant customer, or if a significant customer reduces its orders substantially, these losses or reductions may materially and adversely affect our business, financial condition and operating results.

We depend on a small number of suppliers for raw materials, components and subassemblies. If our suppliers do not deliver their products to us, we would be unable to deliver our products to our customers

Our products are complex and require raw materials, components and subassemblies having a high degree of reliability, accuracy and performance. We rely on subcontractors to manufacture many of these components and subassemblies and we rely on sole source suppliers for some important components and raw materials, including gold. As a result, we are exposed to a number of significant risks, including:

•	lack of control over the manufacturing process for components and subassemblies;

•	changes in our manufacturing processes, in response to changes in the market, which may delay our shipments;

•	our inadvertent use of defective or contaminated raw materials;

•	the relatively small operations and limited manufacturing resources of some of our suppliers, which may limit their ability to manufacture and sell subassemblies, components or parts in the volumes we require and at acceptable quality levels and prices;

•	reliability or quality problems with certain key subassemblies provided by single source suppliers as to which we may not have any short term alternative;

•	shortages caused by disruptions at our suppliers and subcontractors for a variety of reasons, including work stoppage or fire, earthquake, flooding or other natural disasters;

•	delays in the delivery of raw materials or subassemblies, which, in turn, may delay our shipments; and

•	the loss of suppliers as a result of consolidation of suppliers in the industry.

If we are unable to deliver products to our customers on time for these or any other reasons; if we are unable to meet customer expectations as to cycle time; or if we do not maintain acceptable product quality or reliability, our business, financial condition and operating results may be materially and adversely affected.

Our test business presents significant management and operating challenges

During fiscal 2001, we acquired two companies that design and manufacture test solutions, Cerprobe Corporation and Probe Technology Corporation, and combined their operations to create our test business. Since its acquisition in 2001, this business has not performed to our expectations. During June 2005, we performed interim impairment tests on our test segment goodwill due to the existence of impairment triggers, which were difficulties in the development of new test products, anticipated challenges in the introduction of these new products, and greater than expected losses incurred by the test segment. As a result of these impairment tests, a test segment goodwill and intangible assets impairment charge was required in our third fiscal quarter in the amount of $100.6 million. Our plan to correct the problems faced by our test business centers on the following steps: standardize production processes between the various test manufacturing sites, create and ramp production of our highest volume products in a new lower cost site in China and/or outsource production where appropriate; then rationalize excess capacity by converting existing higher cost, low volume manufacturing sites to service centers. Our plan to achieve profitability in our test business also depends upon the successful development, manufacture and sale of new test products on a timely and cost effective basis. If we are unable to successfully implement our plans, our operating margins, results of operations and financial condition will continue to be adversely affected by the poor performance of our test business.

Diversification into multiple businesses increases demands on our management and systems

We may from time to time in the future seek to expand through acquisition. Any significant acquisition would increase demands on our management, financial resources and information and internal control systems. Our success will depend, in part, on our ability to manage and integrate any acquired business with our existing businesses and to successfully implement, improve and expand our systems, procedures and controls. If we fail to integrate businesses successfully or to develop the necessary internal procedures to manage diversified businesses, our business, financial condition and operating results may be materially and adversely affected.

We may be unable to continue to compete successfully in the highly competitive semiconductor equipment, packaging materials and test solutions industries

The semiconductor equipment, packaging materials and test solutions industries are very competitive. In the semiconductor equipment and test solutions markets, significant competitive factors include performance, quality, customer support and price. In the semiconductor packaging materials industry, competitive factors include price, delivery and quality.

In each of our markets, we face competition and the threat of competition from established competitors and potential new entrants. In addition, established competitors may combine to form larger, better capitalized companies. Some of our competitors have or may have significantly greater financial, engineering, manufacturing and marketing resources than we have. Some of these competitors are Asian and European companies that have had and may continue to have an advantage over us in supplying products to local customers who appear to prefer to purchase from local suppliers, without regard to other considerations.

We expect our competitors to improve their current products’ performance, and to introduce new products and materials with improved price and performance characteristics. Our competitors may independently develop technology that is similar to or better than ours. New product and materials introductions by our competitors or by new market entrants could hurt our sales. If a particular semiconductor manufacturer or subcontract assembler selects a competitor’s product or materials for a particular assembly operation, we may not be able to sell products or materials to that manufacturer or assembler for a significant period of time because manufacturers and assemblers sometimes develop lasting relations with suppliers, and assembly equipment in our industry often goes years without requiring replacement. In addition, we may have to lower our prices in response to price cuts by our competitors, which may materially and adversely affect our business, financial condition and operating results. We cannot assure you that we will be able to continue to compete in these or other areas in the future. If we cannot compete successfully, we could be forced to reduce prices, and could lose customers and market share and experience reduced margins and profitability.

Our success depends in part on our intellectual property, which we may be unable to protect

Our success depends in part on our proprietary technology. To protect this technology, we rely principally on contractual restrictions (such as nondisclosure and confidentiality provisions) in our agreements with employees, subcontractors, vendors, consultants and customers and on the common law of trade secrets and proprietary “know-how.” We also rely, in some cases, on patent and copyright protection. We may not be successful in protecting our technology for a number of reasons, including the following:

•	employees, subcontractors, vendors, consultants and customers may violate their contractual agreements, and the cost of enforcing those agreements may be prohibitive, or those agreements may be unenforceable or more limited than we anticipate;

•	foreign intellectual property laws may not adequately protect our intellectual property rights;

•	our patent and copyright claims may not be sufficiently broad to effectively protect our technology; our patents or copyrights may be challenged, invalidated or circumvented; or we may otherwise be unable to obtain adequate protection for our technology.

In addition, our partners and alliances may also have rights to technology that we develop. We may incur significant expense to protect or enforce our intellectual property rights. If we are unable to protect our intellectual property rights, our competitive position may be weakened.

Third parties may claim we are infringing on their intellectual property, which could cause us to incur significant litigation costs or other expenses, or prevent us from selling some of our products

The semiconductor industry is characterized by rapid technological change, with frequent introductions of new products and technologies. Industry participants often develop products and features similar to those introduced by others, creating a risk that their products and processes may give rise to claims that they infringe on the intellectual property of others. We may unknowingly infringe on the intellectual property rights of others and incur significant liability for that infringement. If we are found to have infringed on the intellectual property rights of others, we could be enjoined from continuing to manufacture, market or use the affected product, or be required to obtain a license to continue manufacturing or using the affected product. A license could be very expensive to obtain or may not be available at all. Similarly, changing or re-engineering our products or processes to avoid infringing the rights of others may be costly, impractical or time consuming.

Occasionally, third parties assert that we are, or may be, infringing on or misappropriating their intellectual property rights. In these cases, we will defend against claims or negotiate licenses where we consider these actions appropriate. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from our business.

Some of our customers are parties to litigation brought by the Lemelson Medical, Education and Research Foundation Limited Partnership (“Lemelson”), in which Lemelson claims that certain manufacturing processes used by those customers infringe patents held by Lemelson. We have never been named a party to any such litigation. Some customers have requested that we indemnify them to the extent their liability for these claims arises from use of our equipment. We do not believe that products sold by us infringe valid Lemelson patents. If a claim for contribution were to be brought against us, we believe we would have valid defenses to assert and also would have rights to contribution and claims against our suppliers. We have not incurred any material liability with respect to the Lemelson claims or any other pending intellectual property claim to date and we do not believe that these claims will materially and adversely affect our business, financial condition or operating results. The ultimate outcome of any infringement or misappropriation claim that might be made, however, is uncertain and we cannot assure you that the resolution of any such claim would not materially and adversely affect our business, financial condition and operating results.

We may be materially and adversely affected by environmental and safety laws and regulations

We are subject to various federal, state, local and foreign laws and regulations governing, among other things, the generation, storage, use, emission, discharge, transportation and disposal of hazardous material, investigation and remediation of contaminated sites and the health and safety of our employees. Increasingly, public attention has focused on the environmental impact of manufacturing operations and the risk to neighbors of chemical releases from such operations.

Proper waste disposal plays an important role in the operation of our manufacturing plants. In many of our facilities we maintain wastewater treatment systems that remove metals and other contaminants from process wastewater. These facilities operate under permits that must be renewed periodically. A violation of those permits may lead to revocation of the permits, fines, penalties or the incurrence of capital or other costs to comply with the permits, including potential shutdown of operations.

In the future, existing or new land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability for, among other matters, remediation, and/or (4) cause us to curtail our operations. We cannot assure you that any costs or liabilities associated with complying with these environmental laws will not materially and adversely affect our business, financial condition and operating results.

Anti-takeover provisions in our articles of incorporation and bylaws, and under Pennsylvania law may discourage other companies from attempting to acquire us

Some provisions of our articles of incorporation and bylaws of Pennsylvania law may discourage some transactions where we would otherwise experience a fundamental change. For example, our articles of incorporation and bylaws contain provisions that:

•	classify our board of directors into four classes, with one class being elected each year;

•	permit our board to issue “blank check” preferred stock without stockholder approval; and

•	prohibit us from engaging in some types of business combinations with a holder of 20% or more of our voting securities without super-majority board or stockholder approval.

Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified board of directors, stockholders may remove directors only for cause. These provisions and some other provisions of the Pennsylvania Business Corporation Law could delay, defer or prevent us from experiencing a fundamental change and may adversely affect our common stockholders’ voting and other rights.

Terrorist attacks, or other acts of violence or war may affect the markets in which we operate and our profitability

Terrorist attacks may negatively affect our operations. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. Terrorist attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Our primary facilities include administrative, sales and R&D facilities in the United States and manufacturing facilities in the United States, Singapore, China and Israel. Additional terrorist attacks may disrupt the global insurance and reinsurance industries with the result that we may not be able to obtain insurance at historical terms and levels for all of our facilities. Furthermore, additional attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas. Additional attacks or any broader conflict, could negatively impact on our domestic and international sales, our supply chain, our production capability and our ability to deliver products to our customers. Political and economic instability in some regions of the world could negatively impact our business. The consequences of terrorist attacks or armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

We may be unable to generate enough cash to repay our debt

Our ability to make payments on our indebtedness and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. If our convertible debt is not converted to our common shares, we will be required to make annual cash interest payments of $1.7 million in each of fiscal years 2005 through 2008, $821 thousand in fiscal 2009 and $488 thousand in fiscal 2010 on our aggregate $270 million of convertible subordinated debt. Principal payments of $205.0 million and $65.0 million on the convertible subordinated debt are due in fiscal 2009 and 2010, respectively. Our ability to make payments on our indebtedness is affected by the volatile nature of our business, and general economic, competitive and other factors that are beyond our control. Our indebtedness poses risks to our business, including that:

•	insufficient cash flow from operations to repay our outstanding indebtedness when it becomes due may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

•	our level of indebtedness may make us more vulnerable to economic or industry downturns.

We cannot assure you that our business will generate cash in an amount sufficient to enable us to service interest, principal and other payments on our debt, including the notes, or to fund our other liquidity needs.

We are not restricted under the agreements governing our existing indebtedness from incurring additional debt in the future. If new debt is added to our current levels, our leverage and our debt service obligations would increase and the related risks described above could intensify.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace

We have historically used broad based employee stock option programs to hire, incentivize and retain our workforce. Currently, Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” allows companies the choice of either using a fair value method of accounting for options, which would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” with a pro forma disclosure of the impact on net income of using the fair value recognition method. We have elected to apply APB 25 and accordingly, we do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

SFAS No. 123R, “Share-Based Payment,” will be effective for public companies for annual periods beginning after June 15, 2005. Under SFAS No. 123R, companies must expense the fair value of employee stock options and similar awards as of the date the Company grants the awards to employees. The expense would be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting.

We plan to adopt FAS 123R using the modified prospective basis and we are currently assessing what pricing model to select upon adoption. Regardless of the pricing model selected, adoption of FAS 123R will have a material impact on our consolidated results of operations, financial position and statement of cash flows. In addition, adoption of FAS 123R could negatively impact our ability to utilize employee stock plans to recruit and retain employees and could result in a competitive disadvantage to us in the employee marketplace.

Failure to receive shareholder approval for additional employee stock options and other equity compensation may adversely affect our ability to hire and retain employees

Currently, we do not have an employee equity compensation plan in place that would allow us to issue significant additional equity compensation to employees. Our board of directors approved an equity stock compensation plan and recommended the plan to shareholders for approval at our 2005 Annual Shareholder Meeting. The shareholders did not approve the plan. If we do not receive shareholder approval of a new plan at our 2006 Annual Shareholder Meeting that provides for a sufficient number and type of awards, our ability to hire and retain employees may be adversely affected. In an effort to remain competitive in the employee marketplace, we may decide to increase employees’ cash compensation, which may have an adverse impact on our financial condition and operating results.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock

The issuance of additional equity securities or securities convertible into equity securities will result in dilution of existing stockholders’ equity interests in us. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. In addition, we are authorized to issue, without stockholder approval, up to an aggregate of 200 million shares of common stock, of which approximately 51.9 million shares were outstanding as of June 30, 2005. We are also authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.

Section 404 of the Sarbanes-Oxley Act of 2002 and related rules adopted by the Securities and Exchange Commission require us to evaluate the adequacy of our internal controls over financial reporting

The Securities and Exchange Commission has adopted rules requiring public companies to include a report of management on internal controls over financial reporting in their annual reports on Form 10-K. The report of management must contain an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the internal controls over financial reporting. These requirements will first apply to our Annual Report on Form 10-K for the fiscal year ending September 30, 2005. We are currently evaluating our internal control over financial reporting in order to ensure compliance with Section 404 and related SEC rules. If our internal control over financial reporting is not effective or the level at which these controls are documented, designed, operated or reviewed is found to be inadequate, investors may lose confidence in the reliability of our financial statements, which could negatively impact the market price of our common stock.

Our stock price has been and is likely to continue to be highly volatile

In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have sometimes been rapid and severe. The price of our common stock may continue to fluctuate greatly in the future due to a variety of factors, including:

•	quarter to quarter variations in our operating results;

•	differences in our revenue or earnings from levels expected by securities analysts as well as changes in their recommendations;

•	changes in the ratings of our convertible debt;

•	announcements of technological innovations or new products by us or other companies; and

•	slowdowns or downturns in the semiconductor industry.

One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market, which could adversely affect your investment as well as our business and financial operations.

We do not expect to pay dividends on our common stock in the foreseeable future

Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered pursuant to this prospectus. The proceeds will be retained by the trust to fund the pension plan’s obligations to participants.

SELLING SECURITYHOLDER

The selling securityholder will sell the shares offered hereby from time to time for the account of the pension plan in its capacity as trustee of the plan. The pension plan will sell the securities if the market price of the securities exceeds $5.50 per share, provided that no more than one third (1/3) of the securities may be sold in a calendar month.

The following sets forth certain information concerning the selling securityholder:

Name	Shares Owned Prior to Offering			Shares Owned After Offering
	Number	Percent(1)	Shares Offered	Number	Percent(1)
Reliance Trust Company, Trustee 3384 Peachtree Road, N.E., Suite 900 Atlanta, GA 303261	215,000	*	215,000	0	*

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 51,962,866 shares of common stock outstanding as of

September 13, 2005.

Information about the selling securityholder may change over time. Any changed information will be set forth to the extent provided to us by the selling securityholder, in prospectus supplements, if and when necessary.

Because the selling securityholder may offer all or some of the common stock from time to time, we cannot estimate the amount of the common stock that will be held by the selling securityholder upon the termination of any particular offering. See “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200 million shares of common stock, without par value, and 5 million shares of preferred stock, without par value. As of September 13, 2005, there were 51,962,866 shares of common stock and no shares of preferred stock outstanding. The following description of our capital stock is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, and the description of our common stock contained in our registration statement on Form 8-A12G/A filed with the SEC, which has been incorporated by reference into this prospectus.

Common Stock

The holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefor and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds. In the election of directors, the holders of our common stock have cumulative rights, meaning that they may multiply the number of votes the stockholder is entitled to cast by the total number of directors to be elected at a meeting of stockholders and cast the whole number of votes for one candidate or distribute them among some or all candidates. The holders of the common stock have no preemptive rights or rights to convert shares of our common stock into any other securities and are not subject to future calls or assessments by us. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

By resolution of the board of directors and without any further vote or action by the stockholders, we may issue preferred stock in one or more series and fix from time to time the number of shares to be included in each such series, and the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each such series. Our ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of the common stock and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from attempting to acquire, control of us. We have no present plans to issue any of the preferred stock.

Certain Charter Provisions

Some provisions of our articles of incorporation and bylaws and Pennsylvania law may discourage certain transactions involving a fundamental change of Kulicke & Soffa. For example, our articles of incorporation and bylaws contain provisions that (1) classify the board of directors into four classes, with one class being elected each year, (2) permit the board to issue “blank check” preferred stock without stockholder approval, as discussed above, and (3) prohibit us from engaging in certain business combinations with a holder of 20% or more of our voting securities without super-majority board or stockholder approval. Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified board of directors, stockholders may only remove directors for cause. These provisions and certain other provisions of the Pennsylvania Business Corporation Law could have the effect of delaying, deferring or preventing a fundamental change of Kulicke & Soffa and may adversely affect the voting and other rights of holders of common stock.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock, with offices in New York, New York.

PLAN OF DISTRIBUTION

We have registered the common stock to allow the selling securityholder to sell the common stock to the public from time to time after the date of this prospectus. The selling securityholder may sell the common stock directly or through underwriters, broker-dealers or agents. If the selling securityholder sells the common stock through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts, concessions or commissions (which commissions will not exceed those customary in the types of transactions involved) or agents’ commissions. We have agreed to pay all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus. The proceeds will, however, be used to fund our obligations under the pension plan.

The SEC may deem the selling securityholder and any broker-dealers or agents who participate in the distribution of the common stock to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, the SEC may deem any profits made by the selling securityholder as a result of selling the common stock and any discounts, commissions or concessions received by any broker-dealers or agents to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and also may be subject to liabilities under the securities laws, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock.

The common stock may be sold pursuant to the methods described below from time to time by or for the account of the selling securityholder on the Nasdaq National Market or otherwise in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	prices determined on a negotiated or competitive bid basis.

These sales may be effected by any one or more of the following methods:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	privately negotiated transactions.

In connection with sales of the common stock or otherwise, the selling securityholder may:

•	enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume;

•	sell the securities short and deliver the securities to close out their short positions; or

•	loan or pledge the securities to broker-dealers, who may in turn sell the securities.

To comply with the securities laws of some states, if applicable, the selling securityholder may only sell the common stock in these jurisdictions through registered or licensed brokers or dealers.

With respect to a particular offering of the common stock, to the extent required by law, we will file an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the following information:

•	the amount of common stock being offered and sold;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters employed by the selling securityholder in connection with such sale; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholder.

Our common stock trades on the Nasdaq National Market under the symbol “KLIC.”

We will indemnify the trustee against any and all claims, loss, damage, expense or liability arising from any action or failure to act in connection with the administration of the pension plan, except when due to the gross negligence or willful misconduct of the trustee.

LEGAL MATTERS

Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania has provided us with an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Kulicke and Soffa Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including the exhibits, schedules and amendments to the registration statement) under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete and, where the contract, agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC 0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Our common stock is listed on the Nasdaq National Market under the symbol “KLIC.” These reports, proxy statements, and other information are also available at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website with the address www.kns.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

Any information in documents incorporated by reference into this prospectus is considered part of this prospectus. We incorporate by reference the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2004;

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005;

•	Our Current Reports on Form 8-K filed on October 5, 2004, December 3, 2004, January 14, 2005, February 11, 2005, March 16, 2005, April 28, 2005 (Item 2.05 only), June 13, 2005, July 7, 2005 and August 5, 2005.

•	The description of our common stock contained in our registration statement on Form 8-A12G/A filed on July 17, 2000; and

•	Any future filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this prospectus until we terminate this offering.

Any statement contained in a document incorporated by reference into this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We will provide to you without charge, upon receipt of your written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into such documents. You should direct written or telephone requests to Investor Relations Department, Kulicke and Soffa Industries, Inc., 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090, telephone (215) 784-6000.

Our logo appearing on the front and back covers of this prospectus and Maxum™, Maxum Plus™, Nu-Tek™, WaferPRO™, Triton RDA™, and DuraPlus™ are trademarks of Kulicke and Soffa Industries, Inc. Other brands, names and trademarks contained in this prospectus are the property of their respective owners.